Advantage Solutions Reports Second Quarter 2023 Financial Results and Reaffirms Annual Outlook

Irvine, Calif, August 4, 2023 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “Company,” “we” or “our”), a leading provider of outsourced sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its second quarter ended June 30, 2023. The results continue to reflect a trendline of improving revenue and Adjusted EBITDA performance for the Company. Revenues for the quarter grew 5.7% year-over-year, an increase of 6.1% excluding foreign exchange, to reach $1.0 billion, and Adjusted EBITDA for the quarter reached $104.2 million, down 3.8% year-over year with a margin decline of approximately 100 basis points. The decline in Adjusted EBITDA reflects an improvement in dollar and margin trajectory relative to prior quarter (which, in the first quarter of 2023, had decreased 4.8% in dollars and approximately 150 basis points in margin, in each case, on a year-over-year basis) and includes the impact of the completed divestiture.

“We’re proud to deliver another consecutive quarter of strong company performance while advancing our transformation journey to position Advantage for long-term, profitable growth,” said Advantage Solutions CEO Dave Peacock. “We‘re taking a strategic approach to strengthen our culture, simplify our operations, improve our financial discipline and enhance our processes as a unified company. These efforts are designed to deliver more value to our stakeholders and better position our business in the marketplace. Our reach, relationships, insights and expertise are unmatched, and I remain confident in our capabilities delivering critical, need-to-have solutions for the world’s largest CPG and retail companies.”

Peacock continued, “Despite an unprecedently tight labor supply, our year-over-year topline growth of approximately 6% in the second quarter was primarily driven by continued volume growth as well as success in pricing realization. Our capital allocation philosophy has maintained a focus on maximizing returns for our equity holders, including deleveraging our balance sheet, as reinforced by our continued voluntary repurchases of our term loan, and investing behind our core business offerings. Over the quarter, we continued to bolster our roster of world-class talent, and our executive leadership team is working hard to implement best-in-class practices across the enterprise. We plan to continue growing value for our stakeholders.”

Second Quarter 2023 Highlights

Revenues

	Three Months Ended June 30,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$ 599,828	$ 604,132	$ (4,304)	(0.7)%
Marketing	437,227	376,944	60,283	16.0%
Total revenues	$ 1,037,055	$ 981,076	$ 55,979	5.7%

Adjusted EBITDA and Adjusted EBITDA by Segment

	Three Months Ended June 30,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$ 63,678	$ 71,753	$ (8,075)	(11.3)%
Marketing	40,534	36,569	3,965	10.8%
Total Adjusted EBITDA	$ 104,212	$ 108,322	$ (4,110)	(3.8)%

•
Revenues for the second quarter were $1,037.1 million, up $56.0 million, or 5.7%, from second quarter 2022 revenues of $981.1 million. Excluding the impact of unfavorable foreign exchange rates and acquisitions / divestitures, revenues increased 7.7%.

•
Operating income in the quarter was $22.3 million, compared with operating income of $28.3 million in the second quarter of 2022.
•
Adjusted EBITDA in the quarter was $104.2 million compared with Adjusted EBITDA of $108.3 million in the second quarter of 2022.
•
Net loss in the quarter was $7.8 million compared with net income of $3.7 million in the second quarter of 2022.

The year-over-year increase in revenues was driven by $60.3 million of growth in the marketing segment (an increase of 16% year-over-year) with a sales segment decline of $4.3 million, or 1% year over year. Second quarter growth in the marketing segment was driven primarily by the continued recovery of our in-store sampling and demonstration services, with digital services starting to show signs of stabilization. The second quarter decline in the sales segment was driven by the completed divestiture and intentional and previously anticipated client exit, partially offset by an increase in retail merchandising services, pricing realization and growth in our European joint venture.

The $6.0 million decline to $22.3 million of operating income was primarily due to inflationary cost pressures, the completed divestiture and ongoing mix shift dynamics across the enterprise.

The year-over-year decline in Adjusted EBITDA was primarily due to the decline in operating income.

The year-over-year decrease in net income was driven by the decline in operating income and an increase in interest expense due to the rising interest rate environment, partially offset by lower debt balances.

Balance Sheet Highlights

As of June 30, 2023, the Company’s cash and cash equivalents were $164.7 million, total debt was $2,019.8 million and Net Debt was $1,855.1 million. The debt capitalization consists primarily of the $1,237.5 million First Lien Term Loan and $775.0 million of senior secured notes as of June 30, 2023.

During the quarter, Advantage voluntarily repurchased approximately $52.4 million of its First Lien Term Loan at an attractive discount, resulting in a net leverage ratio of approximately 4.3x LTM Adjusted EBITDA as of June 30, 2023. Approximately 85% of the Company’s debt is hedged or at a fixed interest rate.

Fiscal Year 2023 Outlook

The Company is reiterating its guidance for fiscal 2023 with Adjusted EBITDA anticipated to range from $400 million to $420 million, including the impact of completed divestitures. Our guidance contemplates the continued realization of pricing, growth in in-store sampling and demonstration events and further investments behind technology and talent.

Conference Call Details

Advantage will host a conference call at 8:30 am ET on August 4, 2023 to discuss its second quarter 2023 financial performance and business outlook. To participate, please dial 877-407-4018 within the United States or +1-201-689-8471 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 13739354. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A replay of the conference call will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 844-512-2921 within the United States or +1-412-317-6671 outside the United States. The replay ID is 13739354.

About Advantage Solutions

Advantage Solutions (NASDAQ: ADV) is a leading provider of outsourced sales and marketing solutions that is uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Headquartered in Irvine, California, Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia and Europe through which the Company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Included with this press release are the Company’s consolidated and condensed financial statements as of and for the three and six months ended June 30, 2023. These financial statements should be read in conjunction with the information contained in the Company’s Quarterly Report on Form 10-Q, to be filed with the Securities and Exchange Commission on August 4, 2023.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and the measures taken in response thereto; the availability, acceptance, administration and effectiveness of any COVID-19 vaccine; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA means net (loss) income before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) amortization of intangible assets, (v) equity-based compensation of Karman Topco L.P., (vi) changes in fair value of warrant liability, (vii) stock based compensation expense, (viii) fair value adjustments of contingent consideration related to acquisitions, (ix) acquisition-related expenses, (x) loss on disposal of assets, (xi) costs associated with COVID-19, net of benefits received, (xii) EBITDA for economic interests in investments, (xiii) reorganization and restructuring expenses, (xiv) litigation expenses, (xv) recovery from Take 5, (xvi) costs associated with the Take 5 Matter and (xvii) other adjustments that management believes are helpful in evaluating our operating performance.

Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and to evaluate changes to the Company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2023 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$ 164,678	$ 120,715
Restricted cash	17,474	17,817
Accounts receivable, net of allowance for expected credit losses of $31,053 and $22,752, respectively	816,348	869,000
Prepaid expenses and other current assets	121,639	149,476
Total current assets	1,119,139	1,157,008
Property and equipment, net	76,075	70,898
Goodwill	890,286	887,949
Other intangible assets, net	1,791,995	1,897,503
Investments in unconsolidated affiliates	130,359	129,491
Other assets	114,245	119,522
Total assets	$ 4,122,099	$ 4,262,371
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$ 15,522	$ 13,991
Accounts payable	218,445	261,464
Accrued compensation and benefits	155,018	154,744
Other accrued expenses	156,454	133,173
Deferred revenues	50,084	37,329
Total current liabilities	595,523	600,701
Long-term debt, net of current portion	1,966,211	2,022,819
Deferred income tax liabilities	264,983	297,874
Other long-term liabilities	94,992	111,507
Total liabilities	2,921,709	3,032,901

Redeemable noncontrolling interest	3,784	3,746

Equity attributable to stockholders of Advantage Solutions Inc.
Common stock, $0.0001 par value, 3,290,000,000 shares authorized; 324,481,143 and 319,690,300 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	32	32
Additional paid in capital	3,427,490	3,408,836
Accumulated deficit	(2,303,458)	(2,247,109)
Loans to Karman Topco L.P.	(6,375)	(6,363)
Accumulated other comprehensive loss	(13,603)	(18,849)
Treasury stock, at cost; 1,610,014 shares as of June 30, 2023 and December 31, 2022, respectively	(12,567)	(12,567)
Total equity attributable to stockholders of Advantage Solutions Inc.	1,091,519	1,123,980
Nonredeemable noncontrolling interest	106,087	101,744
Total stockholders’ equity	1,197,606	1,225,724
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$ 4,122,099	$ 4,262,371

Advantage Solutions Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended June 30,
(in thousands, except share and per share data)	2023	2022
Revenues	$1,037,055	$981,076
Cost of revenues (exclusive of depreciation and amortization shown separately below)	904,761	841,790
Selling, general, and administrative expenses	53,285	52,576
Depreciation and amortization	56,738	58,444
Total operating expenses	1,014,784	952,810
Operating income	22,271	28,266
Other expenses (income):
Change in fair value of warrant liability	74	(4,914)
Interest expense, net	30,459	28,188
Total other expenses	30,533	23,274
(Loss) income before income taxes	(8,262)	4,992
(Benefit from) provision for income taxes	(416)	1,316
Net (loss) income	(7,846)	3,676
Less: net income attributable to noncontrolling interest	916	305
Net (loss) income attributable to stockholders of Advantage Solutions Inc.	(8,762)	3,371
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	3,722	(13,272)
Total comprehensive loss attributable to stockholders of Advantage Solutions Inc.	$(5,040)	$(9,901)

Basic (loss) earnings per common share	$(0.03)	$0.01
Diluted (loss) earnings per common share	$(0.03)	$0.01

Weighted-average number of common shares:	324,178,691	318,418,746
Weighted-average number of common shares, assuming dilution	324,178,691	319,114,865

Advantage Solutions Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (55,524)	$ 21,210
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Noncash interest income	(9,458)	(26,564)
Amortization of deferred financing fees	4,238	4,428
Depreciation and amortization	113,842	116,212
Change in fair value of warrant liability	—	(20,356)
Fair value adjustments related to contingent consideration	9,360	5,788
Deferred income taxes	(33,179)	(11,648)
Equity-based compensation of Karman Topco L.P.	(3,487)	(6,314)
Stock-based compensation	22,436	22,732
Equity in earnings of unconsolidated affiliates	(3,002)	(4,687)
Distribution received from unconsolidated affiliates	1,611	1,143
Loss on sale of businesses and assets held for sale	17,655	—
Gain on repurchases of Term Loan Facility debt	(4,969)	—
Loss on disposal of assets	—	2,850
Changes in operating assets and liabilities, net of effects from divestitures and purchases of businesses:
Accounts receivable, net	50,006	(11,053)
Prepaid expenses and other assets	20,489	(42,580)
Accounts payable	(40,379)	(26,485)
Accrued compensation and benefits	365	(9,260)
Deferred revenues	12,286	(539)
Other accrued expenses and other liabilities	2,700	15,115
Net cash provided by operating activities	104,990	29,992
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of businesses, net of cash acquired	—	(67,611)
Purchase of property and equipment	(18,552)	(21,533)
Proceeds from divestiture	12,763	—
Net cash used in investing activities	(5,789)	(89,144)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under lines of credit	72,735	67,134
Payments on lines of credit	(71,278)	(22,034)
Proceeds from issuance of long-term debt	—	278
Proceeds from government loans for COVID-19 relief	1,384	—
Principal payments on long-term debt	(6,786)	(6,653)
Repurchases of Term Loan Facility debt	(49,427)	—
Proceeds from issuance of common stock	1,193	1,653
Payments for taxes related to net share settlement under 2020 Incentive Award Plan	(1,277)	—
Contingent consideration payments	(1,867)	(20,882)
Holdback payments	(1,598)	(715)
Redemption of noncontrolling interest	(154)	—
Net cash (used in) provided by financing activities	(57,075)	18,781
Net effect of foreign currency changes on cash	1,494	(6,603)
Net change in cash, cash equivalents and restricted cash	43,620	(46,974)
Cash, cash equivalents and restricted cash, beginning of period	138,532	180,637
Cash, cash equivalents and restricted cash, end of period	$ 182,152	$ 133,663
SUPPLEMENTAL CASH FLOW INFORMATION
Purchase of property and equipment recorded in accounts payable and accrued expenses	$ 1,507	$ 311

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Consolidated	Three Months Ended June 30,
	2023	2022
(in thousands)
Net (loss) income	$ (7,846)	$ 3,676
Add:
Interest expense, net	30,459	28,188
(Benefit from) provision for income taxes	(416)	1,316
Depreciation and amortization	56,738	58,444
Equity-based compensation of Karman Topco L.P.(a)	(1,218)	(3,519)
Change in fair value of warrant liability	74	(4,914)
Stock-based compensation expense(b)	11,226	14,961
Fair value adjustments related to contingent consideration related to acquisitions(c)	5,068	3,654
Acquisition-related expenses(d)	498	5,998
Loss on disposal of assets(g)	1,158	—
EBITDA for economic interests in investments(l)	(2,457)	(1,020)
Reorganization and restructuring expenses(e)	5,837	253
Litigation expenses(f)	4,350	(800)
Costs associated with COVID-19, net of benefits received(i)	2,317	1,362
Recovery from Take 5(n)	(1,675)	—
Costs associated with the Take 5 Matter(j)	99	723
Adjusted EBITDA	$ 104,212	$ 108,322

Sales Segment	Three Months Ended June 30,
	2023	2022
(in thousands)
Operating income	$ 7,123	$ 15,177
Add:
Depreciation and amortization	39,390	40,543
Equity-based compensation of Karman Topco L.P.(a)	(580)	(2,032)
Stock-based compensation expense(b)	6,313	9,171
Fair value adjustments related to contingent consideration related to acquisitions(c)	3,804	6,090
Acquisition-related expenses(d)	366	3,540
Loss on disposal of assets(g)	1,710	—
EBITDA for economic interests in investments(l)	(2,415)	(1,155)
Reorganization and restructuring expenses(e)	3,340	340
Litigation expenses (recovery)(f)	4,350	(100)
Costs associated with COVID-19, net of benefits received(i)	277	179
Sales Segment Adjusted EBITDA	$ 63,678	$ 71,753

Marketing Segment	Three Months Ended June 30,
	2023	2022
(in thousands)
Operating income	$ 15,148	$ 13,089
Add:
Depreciation and amortization	17,348	17,901
Equity-based compensation of Karman Topco L.P.(a)	(638)	(1,487)
Stock-based compensation expense(b)	4,913	5,790
Fair value adjustments related to contingent consideration related to acquisitions(c)	1,264	(2,436)
Acquisition-related expenses(d)	132	2,458
Loss on disposal of assets(g)	(552)	—
EBITDA for economic interests in investments(l)	(42)	135
Reorganization and restructuring expenses(e)	2,497	(87)
Litigation recovery(f)	—	(700)
Costs associated with COVID-19, net of benefits received(i)	2,040	1,183
Recovery from Take 5(n)	(1,675)	—
Costs associated with the Take 5 Matter(j)	99	723
Marketing Segment Adjusted EBITDA	$ 40,534	$ 36,569

(a)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Topco made to one of the equity holders of Topco and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.

(b)	Represents non-cash compensation expense related to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan.
(c)

Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions. For additional information see the condensed financial statements and footnotes to be included in the Company Form 10-Q filing for the three and six months ended June 30, 2023 and 2022.

(d)	Represents fees and costs associated with activities related to our acquisitions and related reorganization activities, including professional fees, due diligence, and integration activities.
(e)	Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(f)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(g)	Represents losses on disposal of assets related to divestitures and losses on sale of businesses and assets held for sale, less cost to sell.
(h)	Represents the amortization of intangible assets recorded in connection with the 2014 Topco Acquisition and our other acquisitions.
(i)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(j)	Represents costs associated with the Take 5 Matter, primarily, professional fees and other related costs.
(k)

Represents the tax provision or benefit associated with the adjustments above, taking into account the Company’s applicable tax rates, after excluding adjustments related to items that do not have a related tax impact.

(l)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

(m)

Represents a gain associated with the repurchases from the Term Loan Facility during the three months ended June 30, 2023. For additional information, see the condensed financial statements and footnotes to be included in the Company Form 10-Q filing for the three and six months ended June 30, 2023 and 2022.

(n)	Represents cash receipts from an insurance policy for claims related to the Take 5 Matter.

Advantage Solutions Inc.

Disaggregated revenues

(Unaudited)

	Three Months Ended June 30,
	2023	2022
(in thousands)
Sales brand-centric services	$ 346,763	$ 332,874
Sales retail-centric services	253,065	271,258
Total sales revenues	599,828	604,132
Marketing brand-centric services	135,312	136,340
Marketing retail-centric services	301,915	240,604
Total marketing revenues	437,227	376,944
Total revenues	$ 1,037,055	$ 981,076

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

	June 30,	December 31,	June 30,
(in millions)	2023	2022	2022
Current portion of long-term debt	$15.5	$14.0	$59.8
Long-term debt, net of current portion	1,966.2	2,022.8	2,026.0
Less: Debt issuance costs	(38.1)	(42.4)	(45.4)
Total Debt	2,019.8	2,079.2	2,131.2
Less: Cash and cash equivalents	164.7	120.7	115.8
Total Net Debt	$1,855.1	$1,958.5	$2,015.4

Contacts:

Sean Choksi

sean.choksi@advantagesolutions.net